Source: Omagine, Inc.
       Omagine Project Names General Contractor
       ----------------------------------------
     Massive Real Estate Venture Also Solidifies
                Founding Shareholders
                ---------------------

NEW YORK, December 10, 2007 (PRIME NEWSWIRE) Omagine,
Inc.
(OTCBB: OMAG) - Just days after securing a relationship with the largest bank in Oman, Omagine, Inc. (the
"Company") - the majority owner of the highly anticipated
Omagine Project - today announced the General Contractor which will lead the construction of the 300-acre residential and entertainment complex planned in the Sultanate of Oman.

Consolidated Contractors Company Oman LLC (CCC), which is the local Omani subsidiary of Consolidated Contractors
Group S.A.L., will be responsible for all construction activities for the Company's Omagine Project.
Consolidated
Contractors Group SAL (CCG) is a worldwide organization with $5 billion in revenue and employs approximately
125,000 people.

The announcement is the second in a series of major events anticipated in the next few weeks, culminating in the final step needed to begin construction - the signing of a Development Agreement with the Government of Oman.

"With CCC, we have a contractor with a very strong
reputation, a successful history of high-quality
construction - on time and within budget - and a very
active presence in Oman," said Frank J. Drohan, president
of the Company and of its subsidiary Journey of Light
(JOL), which is the majority owner of the project.
Drohan said that an investment arm of CCG and another
Omani
financial investor will each become minority equity
shareholders of Omagine S.A.O.C, the company that is
currently being formed in Oman by JOL to build, own and
operate the Omagine Project. The Company - through its
100%
ownership of JOL - will own 70% of the Project Company' equity.

"We identified CCG early on as a potential partner who could handle the scope of this development and the rapid nature in which it is unfolding," Drohan said. "They can mobilize the very substantial manpower and equipment resources required almost immediately and they have the capability to execute high quality work quickly and efficiently. We are proud to be working closely with one of the most prominent contractors in the Middle East to bring to life one of the most forward-looking projects in this region today."

About Consolidated Contractors Group SAL
----------------------------------------
CCG ( www.ccc.gr ) is an international construction company headquartered in Athens, Greece with annual revenues approaching $5 billion and worldwide operations. In its fifty years of operation CCG has grown to become one of the top rated construction firms in Oman and the Middle East with over 125,000 employees worldwide; thousands of which are in Oman and the GCC countries.

About the Company's Omagine Project
-----------------------------------
The Company's planned Omagine Project is an integration of cultural, heritage, educational, entertainment and residential components. As presently planned, Omagine will be located on 1.2 million square meters of beachfront land facing the Gulf of Oman just west Muscat -- the capital city of the Sultanate of Oman and near Oman's
International
Airport.

The Omagine project also includes the construction and
sale
of approximately 3,300 residential housing units
including
luxury villas, townhouses and apartments in addition to
450
serviced apartments and 150 employee apartments. The project is expected to take between 4 to 5 years to complete.

For further details on Omagine visit: www.omagine.com.

About Omagine, Inc.
-------------------
Omagine, Inc. is primarily involved in the real-estate development, entertainment and hospitality industries in the Middle East and North Africa.

Investors are encouraged to visit Omagine's Investor
Relations Hub at: http://www.agoracom.com/IR/Omagine or contact OMAG@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine's business include but are not limited to:
failure to sign the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in Omagine's SEC reports.

CONTACT: Omagine, Inc.
         Corporate Inquiries
         (212) 563-4141

         Investor Relations
         AGORACOM Investor Relations
         http://www.agoracom.com/ir/omagine
         OMAG@Agoracom.com

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Keywords: REAL ESTATE, CONSTRUCTION, ENTERTAINMENT,
HOSPITALITY